EXHIBIT 99.1

Appleton Papers Inc. Announces Amendments to Consent Solicitation with Respect to its Senior Notes and Senior Subordinated Notes

(Appleton, Wis., June 6, 2006) Appleton Papers Inc. today announced that it is amending certain terms of the previously announced consent solicitation that it commenced on May 26, 2006, with respect to its 8.125% Senior Notes due 2011 and its 9.75% Senior Subordinated Notes due 2014, pursuant to a Supplement to Consent Solicitation Statement dated June 6, 2006.

Appleton has amended the terms of a certain proposed restricted payments covenant under each of the indentures to provide for a $45 million cap with respect to the aggregate amount of restricted payments that Paperweight Development Corp., the parent company of Appleton, may make under the covenant during any period of four consecutive fiscal quarters to satisfy its obligations to repurchase its common stock pursuant to Appleton’s employee stock ownership plan and applicable law. In connection with this amendment, Appleton made other related changes to the definitions in each of the indentures.

In addition, Appleton is now offering to increase the cash payment from $10 to $17.50 per $1,000 principal amount of notes held as of May 25, 2006, for which consents have been received prior to the expiration date and not validly revoked. As a result of the increase in the cash payment, the U.S. federal income tax consequences will differ for holders of senior notes for which the cash payment is received.

The amended terms of the consent solicitation are more fully described in the Supplement to Consent Solicitation Statement. Except as described above, all terms and conditions of the consent solicitation remain unchanged and in full force and effect. Holders of the notes who have already properly delivered their consents with respect to any series of notes do not need to deliver new consents. Consents (whether previously or hereafter delivered) may only be revoked in the manner described in the Consent Solicitation Statement.

This press release is neither a solicitation of consents, an offer to purchase the notes nor a solicitation of an offer to sell securities. The consent solicitation is being made solely by the Consent Solicitation Statement dated May 26, 2006, as supplemented by the Supplement to Consent Solicitation Statement, dated June 6, 2006, which is being sent to all holders of the senior notes and senior subordinated notes as of the record date of May 25, 2006.

Additional information concerning the terms and conditions of the consent solicitation and copies of the Consent Solicitation Statement, the Supplement to the Consent Solicitation Statement and related documents may be obtained from Global Bondholders Services Corporation, acting as information agent, at 65 Broadway – Suite 723, New York, New York, 10006, at telephone numbers (212) 430-3774 (banks and brokers) and toll free (866) 952-2200. Questions regarding the consent solicitation may be directed to UBS Securities LLC, attn: Liability Management Group at (203) 719-4210 or toll free at (888) 722-9555 ext. 4210.

825 East Wisconsin Avenue        P.O. Box 359        Appleton, WI        54912-0359        920-734-9841        appletonideas.com

About Appleton

Appleton uses ideas that make a difference to create product solutions through its development and use of coating formulations and applications as well as encapsulation, security, printing and packaging technologies. The Company produces carbonless, thermal, security, and performance packaging products and provides secure and specialized print services. Appleton is headquartered in Appleton, Wisconsin, and has manufacturing operations in Wisconsin, Ohio, Pennsylvania, Massachusetts and the United Kingdom, employs approximately 3,300 people, and is 100 percent employee-owned. For more information visit www.appletonideas.com

Media Contact:	Bill Van Den Brandt, Manager, Corporate Communications
920-991-8613 bvandenbrandt@appletonideas.com

825 East Wisconsin Avenue        P.O. Box 359        Appleton, WI        54912-0359        920-734-9841        appletonideas.com